PrimeSource Mortgage, Inc. Corporate Office 1112 North Main Street Roswell, NM 88201	National Press Release

FOR IMMEDIATE RELEASE
March 23, 2011

Contact
Name:	Jeffrey R. Smith
Title:	President and CEO
Phone:	575-624-4170
E-Mail:	jeff@wewalkyouhome.com

PSM Holdings, Inc. to Acquire American Trust Mortgage, Inc. (ATMI)

(Roswell, NM, 3/23/11) — PSMH, Inc. (OTCBB: PSMH-OB), a leading mortgage banking and brokerage company in the Southwest, is pleased to announce that it has signed a Letter of Intent (LOI) to acquire American Trust Mortgage, Inc. (ATMI), a successful mortgage brokerage company based just outside Boston, Massachusetts.

Under the terms of the LOI, ATMI will be acquired by PSMH and become a wholly owned subsidiary of PrimeSource Mortgage, Inc. (PSMI), the mortgage banking subsidiary of PSMH.  Upon the closing of the transaction, ATMI shareholders will receive common shares from PSMH.  This acquisition will further expand the company’s national footprint throughout the New England states.  Also at closing, Paul Mignone, the primary shareholder will join the board of directors of PSMH.

Closing of the transaction is subject to further negotiations and the execution of a definitive agreement between the parties.  It is anticipated the closing will occur in the next 40 days. The shares to be issued in this transaction will not have been registered under the Securities Act and may not be offered or sold absent registration or applicable exemption from registration requirements.

Jeff Smith, President of PSMI commented, “We are thrilled about this acquisition.  ATMI is a quality operation that will be a significant part of our new mortgage banking network.  In addition, having Paul join our management team will be invaluable to our growth in the very near future."

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 19 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Jeffrey R. Smith, President and CEO
575-624-4170
jeff@wewalkyouhome.com